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

                                                                      EXHIBIT 11

                       HEICO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                                  1998                         1997
                                         -----------------------      ------------------------

                                           BASIC       DILUTED         BASIC         DILUTED
                                         ----------   ----------      ----------   ----------
Three months ended January 31:

Weighted average number of common
     shares outstanding                  8,289,377    8,289,377       7,930,070    7,930,070

Common Stock equivalents arising from
     dilutive stock options (1)               --      1,917,140            --      1,483,418
                                        ----------   ----------      ----------   ----------
                                         8,289,377   10,206,517       7,930,070    9,413,488
                                        ==========   ==========      ==========   ==========

Net income per share                    $      .28   $      .22      $      .20   $      .17
                                        ==========   ==========      ==========   ==========

----------
(1) Computed under the "treasury stock" method using the average market price.

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